Exhibit 11.1



                                   COMPETITIVE TECHNOLOGIES, INC.
                          Schedule of Computation of Earnings Per Share
                                        (Unaudited)

                                        Nine months                 Quarter
                                      ended April 30,           ended April 30,

                                      1995      1994          1995        1994

Loss from continuing operations   $ (653,989) $ (669,616)  $ (252,764) $ (200,195)
Income (loss) of discontinued
  operation                           99,468     (20,440)      (9,435)      2,859
Net gain on disposal of
  discontinued operations          2,534,505     221,852    2,534,505          --

Net income (loss) applicable
  to common stock                 $1,979,984  $ (468,204)  $2,272,306  $ (197,336)


Common and common equivalent
    shares - primary:
  Weighted average common
    shares outstanding             5,805,909   5,732,627    5,812,161   5,785,232
  Adjustments for assumed
    exercise of stock options         63,739      14,929*      17,015      16,781*
  Adjustments for assumed
    exercise of stock warrants        10,139       4,112*          --       4,570*
  Weighted average number
    of common and common
    equivalent shares
    outstanding                    5,879,787   5,751,668    5,829,176   5,806,583

Common and common equivalent
    shares - fully diluted:
  Weighted average common
    shares outstanding             5,805,909   5,732,627    5,812,161   5,785,232
  Adjustments for
    assumed exercise of
    stock options                     73,251      16,373*      17,015      17,041*
  Adjustments for assumed
    exercise of
    stock warrants                    11,652       4,694*          --       4,694*
  Weighted average number of
    common and common
    equivalent shares
    outstanding                    5,890,812   5,753,694    5,829,176   5,806,967

Loss from continuing
  operations per share
  of common stock:
    Primary and fully diluted     $    (0.11) $    (0.12)  $    (0.04) $    (0.03)
Income of discontinued
  operations per
  share of common stock:
    Primary and fully diluted           0.02          --           --          --
Net gain on disposal of
  discontinued operations
  per share of common stock:
    Primary and fully diluted           0.43        0.04         0.43          --
Net income (loss) per share of
  common stock:
    Primary and fully diluted      $    0.34  $    (0.08)  $     0.39  $    (0.03)





* Anti-dilutive. These calculations are submitted in accordance with Regulation S-K item 601 (b) (11) which differs from the requirements of paragraph 40 of Accounting Principles Board Opinion No. 15 because they produce an anti-dilutive result.